SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934 *


                                   LION, INC.
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    53620L102
                                 (CUSIP Number)

                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                 ----------------------
CUSIP NO. 53620L102                     13G                    PAGE 1 OF 1 PAGES
-------------------------                                 ----------------------

-------- -----------------------------------------------------------------------
   1 Name of Reporting Person/ I.R.S. Identification No. of Above Person (Entities Only)

         SAM RINGER
-------- -----------------------------------------------------------------------
   2     Check the Appropriate Box if a Member of a Group*              (a)

                                                                        (b)

-------- -----------------------------------------------------------------------
   3     SEC Use Only


-------- -----------------------------------------------------------------------
   4     Citizenship or Place of Organization

         UNITED STATES OF AMERICA
-------------------------------- ------ ----------------------------------------
                                   5    Sole Voting Power
           Number of
                                        1,708,920
            Shares               ------ ----------------------------------------
                                   6    Shared Voting Power
         Beneficially
                                        - 0 -
           Owned by              ------ ----------------------------------------
                                   7    Sole Dispositive Power
             Each
                                        1,708,920
           Reporting             ------ ----------------------------------------
                                   8    Shared Dispositive Power
          Person With
                                        - 0 -
-------- -----------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by Each Reporting Person

         1,708,920
-------- -----------------------------------------------------------------------
  10     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*


-------- -----------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         5.2%
-------- -----------------------------------------------------------------------
  12     Type Of Reporting Person*

         IN
-------- -----------------------------------------------------------------------


* SEE INSTRUCTIONS

ITEM 1.

        (a)  Name of Issuer:           LION, Inc.

        (b)  Address of Issuer's Principal Executive Offices:

             4700-42nd Ave. SW, Suite 430, Seattle, WA  98116

ITEM 2.

        (a)  Name of Person Filing:             Sam Ringer

        (b)  Address of Principal Business Office:

             4700-42nd Ave. SW, Suite 430, Seattle, WA  98116

        (c)  Citizenship:      United States of America

        (d)  Title of Class of Securities:      Common Stock,
                                                $.001 par value per share

        (e)  CUSIP Number:     53620L102



ITEM 3.      Not applicable

ITEM 4.      OWNERSHIP.

        (a)  Amount beneficially owned: 1,708,920

        (b)  Percent of class: 5.2%

        (c)  Number of shares as to which the person has:

             (i)   Sole power to vote or direct the vote  1,708,920

             (ii)  Shared power to vote or direct the vote  -0-

             (iii) Sole power to dispose or direct the disposition of  1,708,920

             (iv)  Shared power to dispose or direct the disposition of  -0-


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF A GROUP.

             Not Applicable

ITEM 10.     CERTIFICATIONS.

             Not Applicable


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                          February 12, 2003
                                          -------------------------------------
                                                   (Date)

                                          /s/ Sam Ringer
                                          -------------------------------------
                                                   (Signature)


                                          -------------------------------------
                                          Sam Ringer, Director
                                                   (Name and title)